Exhibit 10.2

July 1, 2024

To: Joti Marango

CC: Personnel File

RE: July 2024 Retention Cash Bonus

Dear Joti,

I am delighted to share that in recognition of your ongoing dedication and support, we intend to award you a one-time discretionary bonus of $250,000.00. This bonus will be paid in three installments: $82,500.00 will be paid to you on July 15, 2024, a subsequent $82,500.00 will be paid at the time of entry into a term sheet for a material transaction involving Ikena, and the final payment of $85,000.00 will be paid within two business days of the closure of the transaction.

This bonus is subject to appropriate taxes and withholdings. You must be actively employed by Ikena on the scheduled pay dates to receive the bonus, however, should the company choose to terminate your employment earlier, and provided that your termination doesn’t arise out of violation of Ikena’s Code of Business Conduct and Ethics, the remaining amount shall be paid in full on the date that your termination becomes effective.

This bonus serves as a token of our appreciation for your exceptional work and the value you bring to our organization. We want to express our gratitude for your continued efforts as we look ahead to executing on our 2024 priorities.

Please note that in line with general company policies, should you decide to voluntarily resign from your position prior to receiving a bonus payment, that bonus payment will not be considered earned you will become ineligible for that payment and any subsequent payment.

Congratulations on this well-deserved recognition. We feel fortunate to have you as a part of our team, and we look forward to observing your continued success.

Sincerely,

/s/ Mark Manfredi

Mark Manfredi

President & Chief Executive Officer

Acknowledged and Accepted: /s/ Jotin Marango

Date: ____10 Jul 2024____________

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